Exhibit 3.139

Form 2

Secretary of State

WISCONSIN

[ILLEGIBLE]

ARTICLES OF INCORPORATION

Stock (for profit)

Executed by the undersigned for the purpose
of forming a Wisconsin for-profit corporation	JUN 09 12:00PM
under Chapter 180 of the Wisconsin Statutes	#. #
repealed and recreated by [ILLEGIBLE] Act 303:	141865 DCORP 90 90.00

Article 1.

Name of Corporation :     REM-Wisconsin II, Inc.

Article 2. (See FEE information on reverse)

The corporation shall be authorized to issue 9,000 shares.

Article 3.

The street address of the initial registered office is:	44 East Mifflin Street
(The complete address, including street and number, if assigned, and ZIP code. P.O. Box address may be included as part of the address, but is insufficient alone.)	Madison, Wisconsin 53703

Article 4.

The name of the initial registered agent
at the above registered office is:	CT Corporation System

Article 5. Other provisions (OPTIONAL):  are sent forth on Exhibit A attached hereto and made a part hereof

Article 6. Executed on June 6, 1994.

(date)

Name and complete address of each incorporator:

1)	Nancy G. Barber Walden	2)
3400 City Center
33 South Sixth Street
Minneapolis, Minnesota 55402

/s/ Nancy G. Barber Walden
(Incorporator signature)	(Incorporator signature)

This document was drafted by.	not drafted in Wisconsin
(name of individual required by law)

FILING FEE - $90.00 OR MORE

SEE REVERSE for Instructions, Suggestions, Filing Fees and Procedures

EXHIBIT A

TO

ARTICLES OF INCORPORATION

OF

REM-WISCONSIN II, INC.

Article 5.

(a)                                  Shareholders shall have no rights of cumulative voting.

(b)                                 Shareholders shall have no rights pursuant to Section 180.0630 of the Wisconsin business corporation law, preemptive or otherwise, to acquire any part of any unissued shares or other securities of this Corporation, or of any rights to purchase shares or other securities of this Corporation before the Corporation may offer them to other persons.

(c)                                  The Board of Directors of this Corporation shall consist of three (3) directors or such other numbers of directors as shall be fixed in the manner provided in the By-Laws of this Corporation.

(d)                                 The initial Board of Directors of this Corporation shall consist of the following persons:  Thomas E. Miller, Craig R. Miller, and Douglas V. Miller, each of whose address is 6921 York Avenue South, Edina, MN 55435.

DEPT OF
FINANCIAL INSTITUTIONS	State of Wisconsin
STATE OF WISCONSIN	Department of Financial Institutions

2000 JUL 21 AM 8:00

ARTICLES OF AMENDMENT – STOCK, FOR-PROFIT CORPORATION

A.            The present corporate name (prior to any change effected by this amendment) is:

REM-Wisconsin II, Inc.

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form.  Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

That Article I of the Articles of Incorporation be amended to read as follows:

ARTICLE I

The name of this Corporation shall be REM Wisconsin II, Inc.

FILING FEE - $40.00, or more SEE instructions, suggestions and procedures on following pages.

DFI/CORP/4(R5/99) Use of this form is voluntary.

1

B.            Amendment(s) adopted on May 24, 2000 to be effective August 1, 2000

(Indicate the method of adoption by checking (X) the appropriate choice below.)

☐  In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

OR

☒  In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐  In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C.	Executed on	7-12-00	/s/ Craig R. Miller
		(Date)	(Signature)
Title: ☐ President ☒ Secretary
or other officer title			Craig R. Miller
(Printed name)

This document was drafted by	Amy Dahl, Gray Plant Mooty, 3400 City Center, 33 S. 6th St. Minneapolis, MN 55402
(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy of Dept. of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 or more, payable to the department.  (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). This document can be made available in alternate formats upon request to qualifying individuals with disabilities. The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing -impaired may call 608-266-8818 for TDY.

DFI/CORP/41(R5/99)

2

ARTICLES OF AMENDMENT – Stock, For-Profit Corporation

EFFECTIVE DATE:	August 1, 2000

Gray Plant Mooty
3400 City Center, 33 S. 6th St.
Minneapolis, MN 55402

ATTN: Nancy G. Barber, Paralegal

•                  Your return address and phone number during the day: (612) 343 - 2856

INSTRUCTIONS (Continued)

A.           State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., “Resolved, that Article 1 of the articles of incorporation be amended to read: . . . . .  (enter the amended article). If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B.             Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark (X) one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors – Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders – Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors – Before issuance of shares – See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than 2/3rds of the shares subscribed for.

C.             Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE - Minimum fee is $40.00. If the amendment increases the number of authorized shares, provide an additional fee of 1 cent for each newly-authorized share.